Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of May 16, 2025, is entered into by and among Charter Communications, Inc., a Delaware corporation (“Columbus”), Cox Enterprises, Inc., a Delaware corporation (“Cabot Parent”), and Liberty Broadband Corporation, a Delaware corporation (the “Stockholder”).

WHEREAS, Columbus and Cabot Parent entered into that certain Transaction Agreement (as the same may be amended, supplemented or modified, the “Transaction Agreement”), dated as of the date hereof, by and among Columbus, Cabot Parent and Charter Communications Holdings, LLC, a Delaware limited liability company, and the other parties from time to time party thereto, pursuant to which, among other things, Columbus will acquire the Cabot Business from Cabot Parent in a series of transactions described therein;

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time), or of record, and, with respect to the Certificate Amendment and the Cabot Parent Issuance, has the power to vote or direct the voting of, certain shares of Columbus Class A Common Stock listed on Schedule A hereto (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for Columbus and Cabot Parent to enter into the Transaction Agreement, Columbus and Cabot Parent have required that the Stockholder, in its capacity as a stockholder of Columbus, enter into this Agreement, and the Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Transaction Agreement.

2.          Effectiveness; Termination.  This Agreement shall be effective upon signing.  This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Transaction Agreement shall have been validly terminated in accordance with Article VIII thereof, (b) the closing of the transactions contemplated by the Lewis Merger Agreement (the “Lewis Closing”), (c) the Closing, (d) any amendment or modification to, or waiver of, (i) the Transaction Agreement that could reasonably be expected to result in a condition to the Lewis Merger Agreement being incapable of being satisfied prior to the Drop Dead Date (as defined in the Lewis Merger Agreement) or (ii) the Transaction Agreement or the Ancillary Agreements in a manner adverse in any material respect to the Stockholder, and (e) the written agreement of Columbus, Cabot Parent and the Stockholder to terminate this Agreement; provided, that (x) this Section 2 and Sections 9 through 22 of this Agreement shall survive any such termination and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment.  For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements.  Notwithstanding anything to the contrary herein, Section 3 and Section 5 of this Agreement shall terminate automatically, and be of no force and effect, without any further action on the part of any of the parties hereto, on the earlier of (such date, the  “Termination Date”): (X) the Expiration Date and (Y) immediately following the Columbus Stockholder Approvals being obtained; provided that to the extent the obligations of Columbus and Cabot Parent pursuant to Section 5.20 of the Transaction Agreement result in any modifications to the Transaction Agreement or Ancillary Agreements that require Columbus to seek additional Columbus stockholder approvals after obtaining the Columbus Stockholder Approvals (the “Additional Columbus Stockholder Approvals”) and such modifications are not adverse in any material respect to the Stockholder or the Company Stockholders (as defined in the Lewis Merger Agreement), then the Termination Date shall be deemed automatically reinstated (such date of reinstatement, the “Reinstatement Date”) and extended until immediately following such Additional Columbus Stockholder Approvals being obtained; provided, further, that if the Termination Date is extended due to Columbus seeking Additional Columbus Stockholder Approvals, the Stockholder shall have no liability in connection with, arising out of or resulting from the Stockholder’s failure to comply with any term or provision set forth in Section 3 or Section 5 hereof for the period between such initial Termination Date and such Reinstatement Date.

3.          Voting Agreement.  From the date hereof until the Termination Date (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of Columbus (“Columbus Stockholders”) at which Columbus Stockholders will vote on any of the matters contemplated by clause (b) below, however called, including the Columbus Stockholder Meeting, and in connection with any written consent of Columbus Stockholders with respect to any of the matters contemplated by clause (b) below, the Stockholder shall:

(a)          appear at such meeting or otherwise cause all of the Existing Shares beneficially owned as of the applicable record date and all other shares of Columbus Class A Common Stock or other voting securities of Columbus over which it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Columbus Class A Common Stock or other voting securities acquired by means of purchase, dividend or distribution, or issued upon the conversion of any convertible securities, or pursuant to any equity awards or derivative securities or otherwise over which it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and

(b)          subject to Section 3(c), vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the Certificate Amendment and the Cabot Parent Issuance, (ii) in favor of any proposal to adjourn or postpone such meeting of Columbus Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.10 of the Transaction Agreement, and (iii) against any action, proposal, transaction, agreement or amendment of the Columbus organizational documents, in each case of this clause (iii), for which the Stockholder has received prior written notice from Columbus and Cabot Parent that it reasonably expects that such action, proposal, transaction, agreement or amendment would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Transaction Agreement, including any action or proposal in favor of any Columbus Acquisition Proposal, without regard to the terms of such Columbus Acquisition Proposal.

(c)          Notwithstanding anything to the contrary herein, if at any time during the Support Period the Board of Directors of Columbus (or any duly authorized committee thereof) makes an Adverse Recommendation Change pursuant to Section 5.11 of the Transaction Agreement (the “Change of Recommendation Event”), then the obligations, covenants and restrictions of the Stockholder set forth in Section 3(b) shall be limited to the number of shares of Columbus Class A Common Stock held by the Stockholder equal in aggregate to 20.0% of the total voting power of the Columbus Class A Common Stock and Columbus Class B Common Stock (on an as-exchanged basis) (such shares, the “Covered Shares”) and the Stockholder shall be permitted to vote its Shares that are not Covered Shares (other than the Proportional Voting Shares) in its discretion and the Proportional Voting Shares shall be voted in accordance with the Existing Stockholders Agreement; provided that in the event of a Change of Recommendation Event, the Stockholder shall have the right to determine which of the Shares held by the Stockholder will be included in the Covered Shares (it being understood that this proviso is not intended to change the total number or percentage of Covered Shares as determined pursuant to this Section 3(c)).

For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which the Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, the Stockholder exercises voting control over such Shares; provided, however, that to the extent the Stockholder does not have sole control of the voting determinations of such entity, the Stockholder agrees to exercise all voting rights or other voting determination rights it has in such entity to carry out the intent and purposes of its support and voting obligations in this paragraph and otherwise set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, the foregoing voting obligations shall not apply to any Shares which the Stockholder Beneficially Owns (as defined in the Existing Stockholders Agreement) that exceed the Voting Cap (as defined in the Existing Stockholders Agreement) applicable to the Stockholder (the “Proportional Voting Shares”) under that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, by and among Columbus (in its own capacity and as successor to CCH I, LLC, a Delaware limited liability company), Amundsen and the Stockholder, as amended by that certain Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement (the “Existing Amendment Agreement”), dated as of November 12, 2024, by and among the same parties (as amended, the “Existing Stockholders Agreement”). The Stockholder represents, covenants and agrees that, (x) except for this Agreement, the Lewis Merger Agreement and the Existing Stockholders Agreement, and except for any voting instruction provided to Columbus in accordance with the Stockholder’s past practice and any proxies for the voting of the Shares securing the obligations of the Stockholder under the Company Margin Facility (as defined under the Lewis Merger Agreement) or any Permitted Margin Loan Refinancings (as defined under the Lewis Merger Agreement), it has not entered into, and shall not enter into during the Support Period, any legally binding commitment, agreement, understanding or other similar arrangement with any Person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein, the Lewis Merger Agreement, the Existing Stockholders Agreement or with respect to routine matters at an annual meeting of Columbus Stockholders, it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement.  Except as required by the Existing Stockholders Agreement, the Stockholder agrees not to enter into any legally binding agreement or commitment with any Person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement (it being acknowledged and agreed by the parties that the Lewis Merger Agreement, the Letter Agreement, dated as of February 23, 2021, by and between Columbus and the Stockholder, as amended by the Existing Amendment Agreement (as amended, the “Existing Letter Agreement”), and the other agreements contemplated thereby do not violate, or frustrate the intent of, the provisions of this Agreement).  In furtherance and not in limitation of the foregoing, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote all of the Shares (other than the Proportional Voting Shares) in accordance with this Section 3 until the Termination Date, the Stockholder hereby appoints Jamal Haughton, for so long as he serves as General Counsel of Columbus, or any other person acting as General Counsel of Columbus and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of the Shares solely with respect to the matters expressly set forth in this Section 3 (and not with respect to any other matter), in accordance with this Section 3.  This proxy and power of attorney with respect to the matters expressly set forth in this Section 3 are given to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the Termination Date, and shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares solely regarding the matters expressly set forth in this Section 3 (and not with respect to any other matter).  The power of attorney granted by the Stockholder with respect to the matters expressly set forth in this Section 3 is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.

4.           Non‑Solicitation. The Stockholder hereby agrees, and agrees to cause its controlled Affiliates (which, for the avoidance of doubt, does not include Columbus or Cabot Parent) and its and their  respective Representatives not to, take any action which, were it taken by Columbus or its Representatives, would violate Section 5.11 of the Transaction Agreement, it being understood that any action permitted by or undertaken in compliance with Section 5 of this Agreement or Section 5.11 of the Transaction Agreement shall not be deemed a breach by any Stockholder of this Section 4.

5.          Transfer Restrictions Prior to the Transaction.  The Stockholder hereby agrees that it will not, during the Support Period, without the prior written consent of Columbus and Cabot Parent, other than pursuant to (or permitted by) this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Existing Letter Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Existing Amendment Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Company Margin Facility (including the Transfer to the lender thereunder of, or foreclosure by the lender thereunder on, any Shares), any Permitted Margin Loan Refinancings (including the Transfer to the lender thereunder of, or foreclosure by the lender thereunder on, any Shares) or the Transaction Agreement (in any such case, a “Transfer Restriction Exception”), directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided that, without limiting, impairing or restricting any of the Transfer Restriction Exceptions, the Stockholder may Transfer Shares at any time to any Person pursuant to (or permitted by) this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement and the Existing Letter Agreement or the Transaction Agreement, so long as (a) the Stockholder retains voting control over such Shares or (b) (i) the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Columbus and Cabot Parent to be bound by, and comply with, the provisions of this Agreement and (ii) the Stockholder shall remain responsible for any breach of this Agreement by such transferee.  Notwithstanding anything contained herein, the Stockholder will be permitted to grant a revocable proxy with respect to routine matters at an annual meeting of Columbus Stockholders (provided such proxy does not apply with respect to any of the matters set forth in Section 3(b), even if such matters are submitted to a vote at an annual meeting of Columbus Stockholders, except for any voting instruction provided to Columbus in accordance with the Stockholder’s past practice and with respect to any proxies for the voting of the Shares securing the obligations of the Stockholder under the Company Margin Facility or any Permitted Margin Loan Refinancings).

6.          Ancillary Agreements.  The Stockholder hereby consents, solely as and to the extent such consent is required pursuant to any contract to which the Stockholder and Columbus are a party (including the Existing Stockholders Agreement), to the entry by Columbus and Cabot Parent (or their respective Affiliates) into the Ancillary Agreements at the Closing as contemplated by the Transaction Agreement, effective as of the Closing.

7.         Representations of the Stockholder.  The Stockholder represents and warrants to Columbus and Cabot Parent, as of the date hereof, as follows:  (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Government Entity other than pursuant to the Exchange Act; (d) subject to pledges of Shares to financial institutions in connection with financing transactions in existence as of the date hereof or permitted pursuant to the terms of the Lewis Merger Agreement and the voting obligations applicable to the Stockholder as set forth in the Existing Stockholders Agreement (collectively, the “Permitted Pledges”), the Stockholder owns beneficially, and has the power to vote or direct the voting of, the Shares, including the Existing Shares, a complete and accurate schedule of which is set forth opposite the Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Shares, including the Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement, the Existing Letter Agreement or under applicable federal or state securities Laws); and (f) the Stockholder or its advisers has read and is familiar with the terms of the Transaction Agreement, and the Stockholder understands and acknowledges that Cabot Parent and Columbus are entering into the Transaction Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

8.           Representations of Columbus and Cabot Parent.

(a)          Columbus represents and warrants to the Stockholder as follows:  (1) Columbus has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Columbus and constitutes a valid and legally binding agreement of Columbus, enforceable against Columbus in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Columbus or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Columbus does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Columbus or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Columbus pursuant to, any agreement or other instrument or obligation binding upon Columbus or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity, other than pursuant to the Exchange Act.

(b)          Cabot Parent represents and warrants to the Stockholder as follows:  (1) Cabot Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Cabot Parent and constitutes a valid and legally binding agreement of Cabot Parent, enforceable against Cabot Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Cabot Parent or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Cabot Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Cabot Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Cabot Parent pursuant to, any agreement or other instrument or obligation binding upon Cabot Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity.

(c)          Columbus represents and warrants to the Stockholder as follows: (1) it has provided the Stockholder with true, correct, complete and final copies of the Transaction Agreement, Ancillary Agreements and all other agreements, arrangements, commitments and understandings, whether written or oral, between Columbus or any one or more of its Affiliates, on the one hand, and Cabot Parent or any one or more of its Affiliates, on the other hand, as of the date hereof; and (2) there are no other agreements, arrangements, commitments or understandings, whether written or oral, (i) between Columbus or any one or more of its Affiliates, on the one hand, and Cabot Parent or any one or more of its Affiliates, on the other hand, or (ii) to which any one or more of the foregoing Persons are party relating to or in connection with the subject matter of the Transaction Agreement, Ancillary Agreements or any of the transactions contemplated thereby.

9.          Publicity.  The Stockholder hereby authorizes Columbus and Cabot Parent to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Columbus or Cabot Parent determines to be necessary or desirable in connection with this Agreement, the Transaction Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including in the Proxy Statement or any other filing with any Government Entity made in connection with the Transaction) the Stockholder’s identity and ownership of the Shares, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure; provided, that Columbus and Cabot Parent shall provide the Stockholder with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure and consider, in good faith, all comments provided by the Stockholder.  The  Stockholder agrees to notify Columbus and Cabot Parent as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to the Stockholder that is so published or disclosed.  The Stockholder shall not be permitted to make any public statement regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby without the prior written consent of Cabot Parent and Columbus; provided, that the foregoing shall not restrict the Stockholder from making any disclosure or other public statement required to be made by the Stockholder under applicable Law, including pursuant to any Form 8-K filed with the SEC or any amendment filed with the SEC on Schedule 13D, so long as the Stockholder provides Cabot Parent and Columbus with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.

10.         Indemnification.

(a)          Columbus (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless the Stockholder and each of its successors, assigns and Representatives (each in such capacity, an “Indemnified Party”), in each case in its capacity as holder of the Shares from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder or any Actions relating to the Transaction Agreement, the Ancillary Agreements and the transactions contemplated thereby (including any Actions brought by any of the stockholders, directors, officers or employees of the Company). For purposes of this Section 10, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Columbus Class A Common Stock shall not constitute a Loss.

(b)          Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to an Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud (as defined herein), bad faith, Willful Breach or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

(c)          The Indemnifying Party will indemnify each Indemnified Party pursuant to this Section 10 regardless of whether such Losses are incurred prior to or after the Closing. The indemnification provided pursuant to this Section 10 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Amended and Restated Certificate of Incorporation of Columbus, dated as of April 23, 2024 (including as it may be subsequently amended, modified, supplemented or restated in accordance with its terms from time to time), the Amended and Restated Bylaws of Columbus, dated as of October 24, 2023, the Existing Stockholders Agreement, the Existing LLC Agreement, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.

(d)          Promptly after the receipt by an Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(e)          Subject to Section 10(f) and Section 10(g) and subject to Section 5.16 of the Lewis Merger Agreement, the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 10(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 10 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 10, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 10, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 10(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. Subject to Section 5.16 of the Lewis Merger Agreement, no Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to Section 5.16 of the Lewis Merger Agreement, without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments or pursuant to customary confidentiality obligations).

(f)          Notwithstanding Section 10(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing each Indemnified Party), shall, subject to the last sentence of this Section 10(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party, (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense, or (z) if the Indemnifying Party has not assumed the defense thereof in accordance with Section 10(e). No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 10(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)          In all instances under this Section 10 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h)          In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 10, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten (10) Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 10 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which Columbus or Cabot Parent alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).

(i)          The Stockholder agrees that it will repay Expense Advances made to it (or paid on such Stockholder’s behalf) by the Indemnifying Party pursuant to this Section 10 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 10.

11.         Entire Agreement.  This Agreement (including the schedules hereto) and the Transaction Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof; provided that, for the avoidance of doubt, nothing herein shall supersede the Lewis Merger Agreement and the other agreements entered into between Columbus and the Stockholder in connection therewith, the Existing Stockholders Agreement, the Existing Amendment Agreement or the Existing Letter Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Cabot Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Cabot Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

12.         Assignment.  Except as provided in Section 5, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto.  Any attempted assignment in violation of this Section 12 shall be null and void ab initio.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

13.        Directors/Officers. Notwithstanding anything to the contrary contained in this Agreement, the Stockholder is entering into this Agreement solely in its capacity as a beneficial owner of the Shares, and nothing herein is intended to or shall limit, affect or restrict the Stockholder or any current or future officer, director, employee, Affiliate or Representative of the Stockholder or other Person  in such Person’s capacity as a director or officer of Columbus or any of its Subsidiaries (including, for the avoidance of doubt, exercising such Person’s fiduciary duties, voting on matters put to the board of Columbus or any of its Subsidiaries or any committee thereof, influencing officers, employees, agents, management or the other directors of Columbus or any of its Subsidiaries and taking or failing to take any action or making any statement at any meeting of such board or any committee thereof). No Person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in such Person’s capacity as such officer or director.

14.       Further Assurances.  Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.

15.         Enforcement.  Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity.  No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.

16.       Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court declines jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.  Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17.         Notice.  All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by e-mail, provided that no e-mail transmission error is received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

If to Columbus:
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	[***]
Email:	[***]

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green
Email:	SACohen@wlrk.com
JLRobinson@wlrk.com
SRGreen@wlrk.com

If to Cabot Parent:

Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, GA 30328
Attention:	[***]
Email:	[***]

With a copy to:

Latham & Watkins LLP
330 N Wabash Ave #2800
Chicago, IL 60611
Attention:	Bradley Faris
 Victoria VanStekelenburg
E-mail:	Bradley.Faris@lw.com
 Victoria.VanStekelenburg@lw.com

If to the Stockholder:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention:	C. Brophy Christensen
  Noah K. Kornblith
Email:	bchristensen@omm.com
  nkornblith@omm.com

18.         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

19.         Amendments; Waivers.  No amendment, waiver or binding interpretation shall be made to this Agreement unless in writing and signed, in the case of an amendment, by Columbus, Cabot Parent and the Stockholder, or in the case of a waiver or binding interpretation, by the party or parties against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail shall be deemed to be their original signatures for all purposes.

21.        Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The use of the words “or,” “either” and “any” shall not be exclusive.  When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.

22.       No Additional Representations.  Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name:	Jessica M. Fischer
Title:	Chief Financial Officer

[Signature Page to Liberty Voting Agreement]

COX ENTERPRISES, INC.

By:	/s/ Alex C. Taylor
Name:	Alex C. Taylor
Title:	Chairman and Chief Executive Officer

[Signature Page to Liberty Voting Agreement]

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and
Chief Administrative Officer

[Signature Page to Liberty Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Columbus Class A Common Stock
Liberty Broadband Corporation	43,900,886